Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made as of the 7th day of June, 2010, between Boston Private Financial Holdings, Inc., a duly organized Massachusetts corporation with its principal place of business at Ten Post Office Square, Boston, Massachusetts (the “Company”), and Clayton G. Deutsch (the “Executive”), hereinafter collectively the “Parties.”

WHEREAS, the Company desires to employ the Executive and the Executive desires to be employed by the Company beginning on July 31 2010 (the “Commencement Date”) on the terms contained herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Position and Duties. The Executive shall serve as the Chief Executive Officer and President of the Company, and shall have supervision and control over and responsibility for the day-to-day business and affairs of the Company and shall have such other powers and duties as may from time to time be prescribed by the Board of Directors of the Company (the “Board”), provided that such duties are consistent with the Executive’s position or other positions that he may hold from time to time. The Executive shall devote his full working time and efforts to the business and affairs of the Company. Notwithstanding the foregoing, the Executive may serve on other boards of directors, with the approval of the Board (which approval will not be unreasonably withheld), or engage in religious, charitable or other community activities as long as such services and activities are disclosed to the Board and do not materially interfere with the Executive’s performance of his duties to the Company as provided in this Agreement. The Executive shall comply with such practices and policies as the Board may establish or maintain for the Executive or for senior management during the term of his employment, including without limitation, the requirement, if and as adjusted by the Board from time to time, that the Company’s Chief Executive Officer be the record owner of shares of common stock of the Company valued at not less than 400 percent of his annual base salary provided that, for purposes of determining the Executive’s compliance with this requirement, shares awarded to the Executive pursuant to Section 2(b)(ii) and Section 2(c) of this Agreement, to the extent fully vested, and Purchased Shares (as defined in Section 2(c)) shall be considered as owned by the Executive until disposed.

2. Compensation and Related Matters.

(a) Base Salary. The Executive’s initial gross annual base salary rate shall be $675,000. The Executive’s base salary shall be redetermined annually by the Compensation Committee of the Board (the “Compensation Committee”) and/or the Board, in its sole discretion; provided that the Executive’s base salary shall not be reduced except for across-the-board salary reductions based on the Company’s financial performance similarly affecting all or substantially all senior management employees of the Company. The base salary in effect at any given time is referred to herein as “Base Salary.” The Base Salary shall be payable in a manner that is consistent with the Company’s usual payroll practices for senior executives.

(b) Incentive Compensation. The Executive shall be eligible to receive cash and/or equity incentive compensation as determined by the Compensation Committee and/or the Board from time to time, including, without limitation, the incentive compensation described in 2(b)(i) and 2(b)(ii), below.

(i) Annual Bonus. The Executive shall be eligible to receive with respect to each fiscal year ending during the term of the Executive’s employment with the Company a bonus payment subject to the terms of this Section 2(b)(i) (the “Annual Bonus”). The amount of the Annual Bonus shall be determined by the Compensation Committee and/or the Board, based on the attainment of Company and/or individual performance metrics established and revised annually by the Compensation Committee and/or the Board. The Executive’s target Annual Bonus shall be 125 percent of his Base Salary (the “Target Annual Bonus”), provided that the actual amount of the Annual Bonus for each fiscal year shall be determined by the Compensation Committee and/or the Board and may be between 0 percent and 200 percent of the Target Annual Bonus. The Annual Bonus, if any, shall be payable in a single lump-sum in cash between January 1 and March 15 of the year following the fiscal year to which such Annual Bonus relates.

(ii) Annual Long-Term Equity Incentive Grants. The Executive shall be eligible to receive annual long-term equity incentive grants, including stock options, restricted stock or other stock-based awards, as determined in the discretion of the Compensation Committee and/or the Board. Any such equity incentive awards shall be granted in accordance with the terms and conditions of the applicable equity incentive plan or plans then in effect and will be evidenced by an award agreement issued under the applicable plan. The target aggregate grant date fair value of each annual long-term equity incentive grant shall be 150 percent of the Executive’s Base Salary, provided that the actual amount of any such award shall be determined in the reasonable discretion of the Compensation Committee and/or the Board. It is anticipated that a portion of any such annual grants shall vest at the conclusion of and based on the Company’s performance over a three-year performance period, while the remainder of such grant shall vest in five equal annual installments beginning on the first anniversary of the applicable grant date, however the actual terms and conditions of each long-term equity incentive grant shall be determined in the discretion of the Compensation Committee and/or the Board; provided that the initial long-term equity incentive grant made during 2010 shall be 50 percent time-based vesting and 50 percent performance-based vesting.

(c) Inducement Grant. In order to induce the Executive to commence employment with the Company, on the Commencement Date, the Company shall grant to the Executive a number of restricted shares with an aggregate grant date fair market value of $2,000,000 (the “Inducement Grant”) under the Boston Private Financial Holdings, Inc. 2010 Inducement Stock Plan (the “2010 ISP”) and subject to the terms and conditions thereof. The Inducement Grant shall be evidenced by an award agreement issued under the 2010 ISP. The Inducement Grant shall vest in three equal installments on each of the third, fourth and fifth anniversaries of the Commencement Date, subject to the Executive’s continued employment with the Company through each such vesting date. Notwithstanding the foregoing, the Executive shall forfeit any right and interest in the Inducement Grant if and to the extent that the Executive does not purchase an equal number of shares of the Company’s common stock between the Commencement Date and the second anniversary of the Commencement Date and hold such purchased shares through each such vesting date (the “Purchased Shares”).

(d) Expenses. The Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him in performing services hereunder, in accordance with the policies and procedures then in effect and established by the Company for its senior executive officers.

(e) Fringe Benefits. During the term of the Executive’s employment with the Company, the Executive shall be eligible to participate in any and all of the Company’s executive fringe benefits, subject to and in accordance with the terms and conditions of such arrangements as are in effect from time to time for the senior executives of the Company. Notwithstanding any changes to the fringe benefits available to senior executives of the Company, the Executive shall be entitled during the term of his employment hereunder to either direct payment or reimbursement (at the Executive’s option) of reasonable costs and expenses in an amount not to exceed $65,000 annually for (i) an annual physical examination and any medical testing related thereto, (ii) annual tax planning and tax return preparation services, and (iii) periodic financial and estate planning and will preparation services. Any reimbursements with respect to the services described above shall be made by the Company as soon as is reasonably practicable and in no event later than December 31 of the calendar year following the year in which such expenses were incurred.

(f) Other Benefits. The Executive shall be entitled to participate in or receive benefits under all of the Company’s Employee Benefit Plans in effect on the Commencement Date. As used herein, the term “Employee Benefit Plans” includes, without limitation, each 401(k) savings and profit-sharing plan; stock purchase plan; life insurance plan; medical insurance plan; disability plan; health and accident plan and deferred compensation plan or arrangement established and maintained by the Company on the Commencement Date for employees of the same status within the hierarchy of the Company. The Executive shall be entitled to participate in or receive benefits under any employee benefit plan or arrangement which may, in the future, be made available by the Company to its executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plan or arrangement.

(g) Vacations. The Executive shall be entitled to accrue up to four weeks of paid vacation in each year, which shall be accrued ratably. Vacation shall be taken at such times and intervals as shall be determined by the Executive, in his reasonable judgment, subject to the operating and business needs of the Company. The Executive shall also be entitled to all paid holidays given by the Company to its executives.

3. Termination. The Executive’s employment hereunder may be terminated without any breach of this Agreement under the following circumstances:

(a) Death. The Executive’s employment hereunder shall terminate upon his death.

(b) Disability. The Company may terminate the Executive’s employment if he is disabled and unable or reasonably expected to be unable to perform the essential functions of the Executive’s then existing position or positions under this Agreement with or without reasonable accommodation for a period of 180 days (which need not be consecutive) in any 12-month period. The effective date of a disability shall be the first day of such period of 180 days notwithstanding the date on which a determination of disabled status is made. If any question shall arise as to whether during any period the Executive is disabled so as to be unable to perform the essential functions of the Executive’s then existing position or positions with or without reasonable accommodation, the Executive may, and at the request of the Company shall, submit to the Company a certification in reasonable detail by a physician selected by the Company to whom the Executive or the Executive’s guardian has no reasonable objection as to whether the Executive is so disabled or how long such disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue. The Executive shall cooperate with any reasonable request of the physician in connection with such certification. If such question shall arise and the Executive shall fail to submit such certification, the Company’s determination of such issue shall be binding on the Executive. Nothing in this Section 3(b) shall be construed to waive the Executive’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.

(c) Termination by Company for Cause. The Company may terminate the Executive’s employment hereunder for Cause by a vote of the Board at a meeting of the Board called and held for such purpose. For purposes of this Agreement, “Cause” shall mean: (i) conduct by the Executive constituting a material act of misconduct in connection with the performance of his duties, including, without limitation, misappropriation of funds or property of the Company or any of its subsidiaries or affiliates other than the occasional, customary and de minimis use of Company property for personal purposes; (ii) the commission by the Executive of any felony or a misdemeanor involving moral turpitude, deceit, dishonesty or fraud, or any conduct by the Executive that would reasonably be expected to result in material injury or reputational harm to the Company or any of its subsidiaries and affiliates if he were retained in his position; (iii) continued neglect of his duties hereunder by the Executive (other than by reason of the Executive’s disability, as determined in accordance with Section 3(b)) which has continued for more than 30 days following written notice of such neglect from the Board; (iv) a breach by the Executive of any of the provisions contained in Section 7 of this Agreement which, to the extent curable, has not been cured within 30 days following written notice of such violation or breach; (v) a material violation by the Executive of the Company’s written employment policies or material breach of this Agreement which, to the extent curable, has not been cured within 30 days following written notice of such violation or breach, or (vi) failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation.

(d) Termination Without Cause. The Company may terminate the Executive’s employment hereunder at any time without Cause. Any termination by the Company of the Executive’s employment under this Agreement which does not constitute a termination for Cause under Section 3(c) and does not result from the death or disability of the Executive under Section 3(a) or (b) shall be deemed a termination without Cause.

(e) Termination by the Executive; Termination for Good Reason. The Executive may terminate his employment hereunder at any time for any reason, including but not limited to Good Reason. For purposes of this Agreement, “Good Reason” shall mean that the Executive has complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following events, provided the Executive has not consented to such event(s): (i) a material diminution in the Executive’s responsibilities, authority or duties; (ii) a material diminution in the Executive’s Base Salary or Target Annual Bonus except for across-the-board salary reductions based on the Company’s financial performance similarly affecting all or substantially all senior management employees of the Company; (iii) a material change in the geographic location at which the Executive provides services to the Company; or (iv) the material breach of this Agreement by the Company. “Good Reason Process” shall mean that (i) the Executive reasonably determines in good faith that a “Good Reason” condition has occurred; (ii) the Executive notifies the Company in writing of the first occurrence of the Good Reason condition within 60 days of the first occurrence of such condition; (iii) the Executive cooperates in good faith with the Company’s efforts, for a period not less than 30 days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) the Executive terminates his employment within 60 days after the end of the Cure Period. In no event shall the suspension of the Executive from active service with pay for a period of up to 30 calendar days, including, without limitation, in connection with an investigation to determine whether Cause exists to terminate the Executive’s employment pursuant to Section 3(c), constitute “Good Reason.” If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

(f) Notice of Termination. Except for termination as specified in Section 3(a), any termination of the Executive’s employment by the Company or any such termination by the Executive shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon.

(g) Date of Termination. “Date of Termination” shall mean: (i) if the Executive’s employment is terminated by his death, the date of his death; (ii) if the Executive’s employment is terminated on account of disability under Section 3(b) or by the Company for Cause under Section 3(c), the date on which Notice of Termination is given; (iii) if the Executive’s employment is terminated by the Company under Section 3(d), 30 days after the date on which a Notice of Termination is given; (iv) if the Executive’s employment is terminated by the Executive under Section 3(e) without Good Reason, 30 days after the date on which a Notice of Termination is given, and (v) if the Executive’s employment is terminated by the Executive under Section 3(e) with Good Reason, the date on which a Notice of Termination is given after the end of the Cure Period. Notwithstanding the foregoing, in the event that the Executive gives a Notice of Termination to the Company, the Company may unilaterally accelerate the Date of Termination and such acceleration shall not result in a termination by the Company for purposes of this Agreement.

4. Compensation Upon Termination.

(a) Termination Generally. If the Executive’s employment with the Company is terminated for any reason, the Company shall pay or provide to the Executive (or to his authorized representative or estate) any earned but unpaid base salary, incentive compensation earned but not yet paid, unpaid expense reimbursements, accrued but unused vacation and any vested benefits the Executive may have under any employee benefit plan of the Company (the “Accrued Benefit”) on or before the time required by law but in no event more than 30 days after the Executive’s Date of Termination.

(b) Termination by the Company Without Cause or by the Executive with Good Reason. If the Executive’s employment is terminated by the Company without Cause as provided in Section 3(d), or the Executive terminates his employment for Good Reason as provided in Section 3(e), then the Company shall, through the Date of Termination, pay the Executive his Accrued Benefit. In addition:

(i) subject to the Executive signing a general release of claims in favor of the Company and related persons and entities in a form and manner satisfactory to the Company (the “Release”) within the 21-day period following the date that the Release is tendered by the Company to the Executive (which shall not be later than the fifth day following the Date of Termination) and the expiration of the seven-day revocation period for the Release, the Company shall pay the Executive an amount equal to two times the sum of (x) the Executive’s Base Salary and (y) his Target Annual Bonus (the “Severance Amount”). The Severance Amount shall be paid out in substantially equal installments in accordance with the Company’s payroll practice over 24 months, beginning on the first payroll date that occurs 35 days after the Date of Termination, provided the Release has become effective prior to such first payment date. Solely for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), each installment payment is considered a separate payment. Notwithstanding the foregoing, if the Executive breaches any of the provisions contained in Sections 7, 8 or 9 of this Agreement, all payments of the Severance Amount shall immediately cease; and

(ii) upon the Date of Termination, all stock options and other stock-based awards held by the Executive (1) that are subject only to service-based vesting shall vest in full and become exercisable or nonforfeitable as of the Date of Termination or (2) that are subject to performance-based vesting shall vest upon the completion of the performance period to which such vesting schedule relates provided that vesting of such award shall be prorated based on the portion of the applicable performance period completed as at the Date of Termination; and

(iii) subject to the Executive’s copayment of premium amounts at the active employees’ rate, the Executive may continue to participate in the Company’s group health, dental and vision program for 24 months; provided, however, that the continuation of health benefits under this Section shall reduce and count against the Executive’s rights under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”).

(c) Termination due to Death or Disability. If the Executive’s employment is terminated due to the Executive’s death or by the Company due to the Executive’s Disability, then the Company shall, through the Date of Termination, pay the Executive (or his representative) his Accrued Benefit. In addition, (i) the Company shall pay the Executive a portion of the Annual Bonus for the fiscal year during which the Date of Termination occurs prorated based on the number of days of the Executive’s employment during such fiscal year prior to the Date of Termination, and (ii) the Executive shall vest with respect to a pro-rated portion of any long-term equity incentive grants outstanding on the Date of Termination that are subject to service-based and/or performance-based vesting, based on the number of days the Executive was employed by the Company during any applicable service or performance periods prior to the Date of Termination. Payments required under the preceding sentence shall be made at the same time and is the same form as would be the case if the Executive’s employment had not terminated due to death or Disability.

5. Additional Limitation.

(a) Anything in this Agreement to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Code and the applicable regulations thereunder (the “Severance Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, the following provisions shall apply:

(i) If the Severance Payments, reduced by the sum of (A) the Excise Tax and (B) the total of the Federal, state, and local income and employment taxes payable by the Executive on the amount of the Severance Payments which are in excess of the Threshold Amount, are greater than or equal to the Threshold Amount, the Executive shall be entitled to the full benefits payable under this Agreement.

(ii) If the Threshold Amount is less than (x) the Severance Payments, but greater than (y) the Severance Payments reduced by the sum of (A) the Excise Tax and (B) the total of the Federal, state, and local income and employment taxes on the amount of the Severance Payments which are in excess of the Threshold Amount, then the Severance Payments shall be reduced (but not below zero) to the extent necessary so that the sum of all Severance Payments shall not exceed the Threshold Amount. In such event, the Severance Payments shall be reduced in the following order: (A) cash payments not subject to Section 409A of the Code; (B) cash payments subject to Section 409A of the Code; (C) equity-based payments and acceleration; and (D) non-cash forms of benefits. To the extent any payment is to be made over time (e.g., in installments, etc.), then the payments shall be reduced in reverse chronological order.

(b) For the purposes of this Section 5, “Threshold Amount” shall mean three times the Executive’s “base amount” within the meaning of Section 280G(b)(3) of the Code and the regulations promulgated thereunder less one dollar ($1.00); and “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, and any interest or penalties incurred by the Executive with respect to such excise tax.

(c) The determination as to which of the alternative provisions of Section 5(a) shall apply to the Executive shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or the Executive. For purposes of determining which of the alternative provisions of Section 5(a) shall apply, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in the state and locality of the Executive’s residence on the Date of Termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. Any determination by the Accounting Firm shall be binding upon the Company and the Executive.

6. Section 409A.

(a) Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Code, the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive’s separation from service would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s separation from service, or (B) the Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

(b) All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(c) To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

(d) The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(e) The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

7. Noncompetition; Nonsolicitation; Non-Disparagement.

(a) Noncompetition. The Company shall be entitled to enjoin the employment of the Executive with any competitor of the Company for a period of 12 months following the Executive’s Date of Termination for any reason (the “Restricted Period”), except to the extent that such employment is authorized by the Board, acting in its sole and absolute discretion, in a written instrument issued after the Commencement Date that refers expressly to this Section 7(a). During the Restricted Period, even if the Executive is allowed to be employed with a competitor, he shall not misuse proprietary and confidential information of the Company for the benefit of such significant competitor.

It is the desire and intent of the Parties that the provisions of this Section 7(a) shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular portion of this Section 7(a) shall be adjudicated to be invalid or unenforceable, such invalidation shall apply only with respect to the operation of this Section 7(a) in the particular jurisdiction in which such adjudication is made. If the Executive violates Section 7(a) during the portion of the Restricted Period that follows the termination of the Executive’s employment, the running of the Restricted Period for the purpose of Section 7(a) shall be extended by the period in which he is in violation.

(b) Nonsolicitation. Without limiting the foregoing provisions of this Section 7, during the term of the Executive’s employment with the Company, and for the Restricted Period, the Executive will not directly or indirectly:

(i) solicit or accept for employment or employ any person then, or within the prior 12 months, employed by the Company, or request, influence or advise any person who is employed by or is in the service of the Company to leave such employment or service of the Company; or

(ii) influence or advise any business that is or may be competitive with the business of the Company to employ or otherwise engage the services of any person who is employed by or is in the service of the Company; or

(iii) solicit or accept any customer of the Company or request, induce or advise any customer of the Company to withdraw, curtail, diminish, terminate or cancel their business with the Company.

For purposes of this Section 7(b), a business is or may be “competitive” with the Company if such business is engaged in banking, investment management, financial planning, trust administration or the related financial services. The Executive acknowledges that he can continue to actively pursue his career and earn sufficient compensation without breaching any of the foregoing restrictions. The period covered by this Section 7(b) represented and agreed to be fair, reasonable and necessary. If the Executive violates this Section 7(b) during the portion of the Restricted Period that follows the termination of the Executive’s employment, the 12-month period of prohibited solicitation activities shall restart upon any such violation.

(c) Non-Disparagement. The Executive agrees that the Executive shall not, and the Company agrees that the Company shall not (and shall use reasonable efforts to cause its directors and officers to not), directly or indirectly, in public or in private, disparage, deprecate, impugn or otherwise make any remarks or statements that might tend to, or be construed to tend to, criticize or disparage the Executive or cause harm to the Company, its business, or its reputation, or the reputations of any of its officers, directors and employees, and shall not assist or encourage any other person, firm or entity to do so.

(d) Equitable Relief. The Executive acknowledges that any breach by him of any provisions of this Section 7 will cause the Company to suffer irreparable damages for which the remedy at law will be inadequate, and that an injunction may be entered against the Executive by any court having jurisdiction, restraining the Executive from breaching any of the provisions of this Agreement or continuing the breach of any such provisions. Resort to such equitable relief, however, shall not be construed to be a waiver by the Company of any other rights or remedies that it may have to damages or otherwise.

8. Confidential Information.

(a) Confidential Information. During the term of the Executive’s employment with the Company and thereafter, the Executive shall keep secret and retain in strictest confidence, and will not disclose, without the prior written consent of the Company, any “Confidential Information,” which term includes, but is not limited to, any information relating to the business or affairs of the Company including but not limited to financial statements, business plans, personnel, operations, technology, customer lists and identities, potential customers, employees, servicing methods, strategies, analysis, profit margins or other proprietary information in connection with the Company; provided, however, that Confidential Information shall not include any information which is in the public domain or becomes known in the industry through no wrongful act on the Executive’s part. The Executive agrees and acknowledges that the Confidential Information is vital, sensitive, confidential and proprietary to the Company.

(b) Documents, Records, etc. All documents, records, data, apparatus, equipment and other physical property, whether or not pertaining to Confidential Information, including, without limitation, any depositor list, shareholder list, client list, drawing, blueprint, specification or other document of the Company, its subsidiaries, affiliates and divisions, which are furnished to the Executive by the Company or are produced by the Executive in connection with the Executive’s employment will be and remain the sole property of the Company. The Executive will return to the Company all such materials and property as and when requested by the Company. In any event, the Executive will return all such materials and property immediately upon termination of the Executive’s employment for any reason. The Executive will not retain any such material or property or any copies thereof after such termination.

(c) Equitable Remedies. The Parties recognize that the Company will have no adequate remedy at law for breach by the Executive of the covenants provided in this Section 8 and, in the event of any such breach, the Company and the Executive hereby agree that the Company shall be entitled to a decree of specific performance or other appropriate remedy to enforce performance of such covenant(s).

9. Third Party Agreements; Cooperation.

(a) Third-Party Agreements and Rights. The Executive hereby confirms that the Executive is not bound by the terms of any agreement with any previous employer or other party which restricts in any way the Executive’s use or disclosure of information or the Executive’s engagement in any business. The Executive represents to the Company that the Executive’s execution of this Agreement, the Executive’s employment with the Company and the performance of the Executive’s proposed duties for the Company will not violate any obligations the Executive may have to any such previous employer or other party. In the Executive’s work for the Company, the Executive will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and the Executive will not bring to the premises of the Company any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.

(b) Litigation and Regulatory Cooperation. During and after the Executive’s employment, the Executive shall cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while the Executive was employed by the Company. The Executive’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after the Executive’s employment, the Executive also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Company. In the event such cooperation requires more than a nominal amount of the Executive’s time following the termination of his employment with the Company, the Executive shall be compensated for his time at a per diem rate based on his Base Salary in effect immediately prior to his termination of employment with the Company. The Company shall reimburse the Executive for any reasonable out-of-pocket expenses incurred in connection with the Executive’s performance of obligations pursuant to this Section 9(b).

10. Compliance with EESA; TARP Waiver Agreement. The Executive acknowledges and understands that (a) the Company is currently a participant in the Capital Purchase Program, developed pursuant to the United States Department of Treasury’s Troubled Asset Relief Program (“TARP”) under the Emergency Economic Stabilization Act of 2008 (“EESA”), (b) under the EESA, as amended by the American Recovery and Reinvestment Act of 2009, and as clarified and expanded through an Interim Final Rule published June 15, 2009, certain executive compensation restrictions and prohibitions have been imposed on all TARP participants, including the Company; and (c) such restrictions and limitations apply or may apply to the Executive and/or the Executive’s compensation hereunder whether as a result of the Executive’s role as Chief Executive Officer of the Company or otherwise on or after the Commencement Date. In light of the foregoing, the Executive hereby agrees to execute and return to the Company on or prior to the Commencement Date the TARP Waiver Agreement attached hereto as Exhibit A.

11. Clawback. Anything in this Agreement to the contrary notwithstanding, any bonus or other incentive compensation paid or awarded to the Executive, or accrued by the Company (or any of its subsidiaries) on behalf of the Executive, shall be subject to recovery or “clawback” by the Company if such payments, awards or accruals were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria, as determined by the Board in good faith or by any applicable Governmental or regulatory agency; provided that no bonus or other incentive compensation shall be subject to such clawback more than two years (or such shorter period of time provided in the plan or arrangement under which such bonus or incentive compensation was paid or awarded) after such bonus or other incentive compensation was paid or awarded to the Executive. The Executive agrees to cooperate with the Company in order to effect any clawback of compensation required by this Section 11, or that may otherwise be required by any applicable law.

12. Arbitration of Disputes. Any controversy or claim arising out of or relating to this Agreement or the breach thereof or otherwise arising out of the Executive’s employment or the termination of that employment (including, without limitation, any claims of unlawful employment discrimination whether based on age or otherwise) shall, to the fullest extent permitted by law, be settled by arbitration in any forum and form agreed upon by the parties or, in the absence of such an agreement, under the auspices of the American Arbitration Association (“AAA”) in Boston, Massachusetts in accordance with the Employment Dispute Resolution Rules of the AAA, including, but not limited to, the rules and procedures applicable to the selection of arbitrators. In the event that any person or entity other than the Executive or the Company may be a party with regard to any such controversy or claim, such controversy or claim shall be submitted to arbitration subject to such other person or entity’s agreement. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This Section 12 shall be specifically enforceable. Notwithstanding the foregoing, this Section 12 shall not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate; provided that any other relief shall be pursued through an arbitration proceeding pursuant to this Section 12.

13. Consent to Jurisdiction. To the extent that any court action is permitted consistent with or to enforce Section 12 of this Agreement, the Parties hereby consent to the jurisdiction of the Superior Court of the Commonwealth of Massachusetts and the United States District Court for the District of Massachusetts. Accordingly, with respect to any such court action, the Executive (a) submits to the personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

14. Integration. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties concerning such subject matter.

15. Withholding. All payments made by the Company to the Executive under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law.

16. Successor to the Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal representatives, executors, administrators, heirs, distributees, devisees and legatees. In the event of the Executive’s death after his termination of employment but prior to the completion by the Company of all payments due him under this Agreement, the Company shall continue such payments to the Executive’s beneficiary designated in writing to the Company prior to his death (or to his estate, if the Executive fails to make such designation).

17. Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

18. Survival. The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of the Executive’s employment to the extent necessary to effectuate the terms contained herein.

19. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

20. Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Company or, in the case of the Company, at its main offices, attention of the Board.

21. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company.

22. Governing Law. This is a Massachusetts contract and shall be construed under and be governed in all respects by the laws of the Commonwealth of Massachusetts, without giving effect to the conflict of laws principles of such Commonwealth. With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the First Circuit.

23. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

24. Successor to Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no succession had taken place. Failure of the Company to obtain an assumption of this Agreement at or prior to the effectiveness of any succession shall be a material breach of this Agreement.

25. Gender Neutral. Wherever used herein, a pronoun in the masculine gender shall be considered as including the feminine gender unless the context clearly indicates otherwise.

IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date and year first above written.

BOSTON PRIVATE FINANCIAL HOLDINGS, INC.

By:	/s/ Lynn Thompson Hoffman
Its:	Lead Director

EXECUTIVE

/s/ Clayton G. Deutsch
Clayton G. Deutsch

Exhibit A

TARP Waiver Agreement

June 7, 2010

Clayton G. Deutsch

c/o Boston Private Financial Holdings, Inc.

Ten Post Office Square

Boston, MA 02109

Re:	TARP Executive Compensation Restrictions

Dear Mr. Deutsch:

As you know, Boston Private Financial Holdings, Inc. (“BPFH”) is currently a participant in the Capital Purchase Program, developed pursuant to the United States Department of Treasury’s Troubled Asset Relief Program (“TARP”) under the Emergency Economic Stabilization Act of 2008 (“EESA”). Under the EESA, as amended by the American Recovery and Reinvestment Act of 2009 (“ARRA”), certain executive compensation restrictions and prohibitions have been imposed on TARP participants, including BPFH. The Department of Treasury clarified and expanded upon these executive compensation restrictions through an Interim Final Rule (the “Rule”), published June 15, 2009.

Generally, and depending on the particular restriction, these executive compensation restrictions apply to BPFH’s “named executive officers” (“NEOs”) and up to 20 of the “most highly compensated employees” of BPFH and its subsidiaries (which generally includes any entity that is at least 50 percent owned by BPFH). Under the Rule, the NEOs and the most highly compensated employees are determined on an annual basis based on prior year compensation. The group of NEOs and most highly compensated employees may change from year to year.

This letter agreement (this “Letter Agreement”) shall set forth an understanding between you and BPFH with respect to the applicability of the executive compensation restrictions and prohibitions described in EESA, ARRA, the Rule and any additional guidance and interpretation thereunder (collectively, the “TARP Restrictions”). You hereby acknowledge and agree that during the period in which BPFH is a TARP participant, as determined in accordance with the Rule (the “TARP Period”), you may be or may become subject to some or all of the TARP Restrictions. Specifically, and notwithstanding the terms of any agreement between you and BPFH or any of its subsidiaries to the contrary, during the TARP period you hereby acknowledge and agree:

1. Except to the extent permitted by the Rule, during any year during the TARP Period in which you are one of the five most highly compensated employees of BPFH and its subsidiaries, you shall be prohibited from receiving or accruing (and BPFH shall be prohibited from paying you or accruing on your behalf) any bonus, retention award, or incentive

Clayton G. Deutsch

June 7, 2010

compensation (as such terms are defined in the Rule). If you receive or are paid any such prohibited bonus, retention award or incentive compensation, then you agree to promptly return or repay to BPFH such prohibited amounts. If you accrue any such bonus, retention award or incentive compensation in a year or for any period in which you are not subject to this TARP Restriction, but such payment is payable during a time when you are subject to this TARP Restriction, then such payment may be made to you at the earliest time permitted under the Rule.

2. Except to the extent permitted by the Rule, you shall be prohibited from receiving (and BPFH shall be prohibited from paying you or accruing on your behalf) any “golden parachute payment” (as such term is defined in the Rule), which shall include any amount accrued or paid on account of your departure from BPFH for any reason and any amount accrued or paid in connection with a change in control of BPFH, except for payments for services performed or benefits accrued.

3. To the extent required under the Rule, any bonus, retention award or incentive compensation (as such terms are defined in the Rule) paid or accrued to you during the TARP Period shall be subject to recovery or “clawback” by BPFH if such payments or accruals were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria. You hereby agree to cooperate with BPFH to effect any clawback of compensation required by the TARP Restrictions.

4. Except to the extent permitted under the Rule, you shall not be permitted to receive (and BPFH shall not be permitted to pay you or accrue on your behalf) any tax “gross-up” (as such term is defined in the Rule), including any reimbursement for the payment of taxes relating to severance payments, perquisites, a change in control of BPFH, or any other form of compensation.

5. You acknowledge and agree that BPFH will be required to publicly disclose and describe any perquisites paid to or accrued by you with an aggregate value for such year that exceeds $25,000.

6. If requested by the Department of Treasury in connection with BPFH’s participation in TARP, you hereby agree to grant to the Department of Treasury a waiver releasing the United States, BPFH and its subsidiaries from any claims related to any TARP Restriction, and BPFH’s participation in TARP that you may otherwise have, including, without limitation, any claims for compensation you would otherwise receive, but for such requirements.

7. You hereby agree to cooperate with BPFH and timely provide all documents and information as reasonably requested by BPFH, its Compensation Committee or its Chief Financial Officer (as applicable) in connection with (i) BPFH’s determination of its most highly compensated employees, (ii) all compensation or compensation plan reviews and assessments required under the Rule, and (iii) all certifications and disclosures required under the Rule.

Clayton G. Deutsch

June 7, 2010

As noted above, the Rule is subject to revision by the Department of Treasury. You agree that this Letter Agreement shall be amended as may be necessary to fully comply with all relevant provisions of EESA, ARRA, and the Rule and any further interpretation thereunder.

This Letter Agreement shall not be construed as creating any contract for continued services between you and BPFH and nothing herein contained shall give you the right to be retained as an employee of BPFH.

If you have any questions regarding this Letter Agreement or the TARP executive compensation restrictions, please contact Martha Higgins at BPFH at (617) 912-4315.

BOSTON PRIVATE FINANCIAL HOLDINGS, INC.

	By:	/s/ Lynn Thompson Hoffman
Name: Lynn Thompson Hoffman
Title: Lead Director

Acknowledged, Accepted and Agreed to:

/s/ Clayton G. Deutsch
Clayton G. Deutsch